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                                                                 EXHIBIT 5.1
                             [LETTERHEAD]



                             May 22, 1995

Horizon Healthcare Corporation
6001 Indian School Road, N.E.
Suite 530
Albuquerque, New Mexico 87110

Ladies and Gentlemen:


     We have acted as counsel for Horizon Healthcare Corporation (the "Company") in connection with the registration of an aggregate of 23,356,067 shares of Common Stock, $.001 par value, of the Company (the "Horizon Common Stock"), pursuant to a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed merger (the "Merger") of CMS Merger Corporation, a wholly owned subsidiary of the Company ("Merger Sub"), with and into Continental Medical Systems, Inc. ("CMS"), as set forth in that certain Amended and Restated Agreement and Plan of Merger, dated May 23, 1995, among the Company, Merger Sub and CMS (the "Merger Agreement"), included in the Registration Statement. In the Merger, each outstanding share of Common Stock, $.01 par value, of CMS (other than shares held directly or indirectly by the Company or CMS) will be converted into the right to receive between .4415 and .5397 shares of Horizon Common Stock as determined pursuant to the Merger Agreement.


     In connection herewith, we have examined the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to the date hereof, the records of certain corporate proceedings which have occurred prior to the date hereof, the Registration Statement, and such other documents, and have made such other investigations, as we considered necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the shares of Horizon Common Stock being registered pursuant to the Registration Statement, when issued pursuant to the terms of the Merger Agreement as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                     Very truly yours,



                                     /s/ VINSON & ELKINS, L.L.P.